Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-230158 on Form N-2 of our report dated February 23, 2021, relating to the financial statements and financial highlights of BlackRock Health Sciences Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights” in Part I of the Prospectus and “Other Service Providers” in Part II of the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 29, 2021